                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT dated as of May    , 1998, by and between Digital
Video Systems, Inc., a Delaware corporation ("DVS") and Hyundai Electronics Industries Company, Ltd., a company organized under the laws of Korea ("Hyundai").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, DVS desires to license from Hyundai and Hyundai desires to license, directly to DVS, substantially all of the intangible assets (the "Intangible Assets") of Hyundai used or useful in its DVD-ROM division ("DVD-ROM Business"), and to sell to a wholly-owned Korean subsidiary of DVS ("DVS-Korea"), all of the tangible assets used or useful in the DVD-ROM Business (the "Tangible Assets," and together with the Intangible Assets, the "Assets") and in connection therewith grant to DVS certain other rights, in exchange for, shares of common stock of DVS (the "Common Stock") in the case of the Intangible Assets, and cash, in the case of the Tangible Assets, as set forth herein (collectively, the "Transaction");

     WHEREAS, the parties desire to enter into this Asset Purchase Agreement to set forth their mutual agreements concerning the above matters;

     NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed by and between the parties hereto as follows:

                                   ARTICLE 1

           LICENSE, SALE AND TRANSFER OF ASSETS AND SHARES; CLOSINGS

     1.1 (a)  Exclusive License of Intangible Assets. (i) Subject to the terms
              --------------------------------------
and conditions of this Agreement, at the closing of the license of the Intangible Assets (the "IP Closing"), Hyundai will grant to DVS a perpetual, worldwide, royalty-free license to use the Intangible Assets, and DVS will license the Intangible Assets from Hyundai for 2,000,000 shares of common stock of DVS (the "Common Stock"). Except as otherwise noted on Schedule 1.1(a), the
                                                           ---------------
Intangible Assets shall be free and clear of all liens, claims, and other liabilities, and shall include all of the intangible personal property owned, licensed or otherwise held by Hyundai in connection with the DVD-ROM Business, including, without limitation all intellectual property associated with the development, ownership, marketing and sale of Hyundai's DVD-ROM product, DVD licenses from the DVD consortium and all of Hyundai's trademarks, patents, servicemarks, copyrights, any pending applications for trademarks or patents or servicemarks or copyrights (a complete schedule of all such property shall be provided to DVS as soon as practicable after this Agreement is signed by DVS and Hyundai, and shall be attached hereto as Schedule 1.1(a)), trade secrets, design
                                         ---------------
know-how, and engineering and other plans, drawings and diagrams relating to the DVD-ROM Business (the "Proprietary Technology"). With respect to any pending patent applications included in the Proprietary Technology, DVS shall use its best efforts to complete the application process and to obtain the

                                       1.

patent sought; provided, that Hyundai shall assist DVS in any manner, and take
               --------
any actions, required by law to ensure that the patent is obtained.

          (ii) Notwithstanding Section 1.1(a)(i), DVS acknowledges that in certain limited instances, Hyundai shall have the right to cross-license the Intangible Assets to a third-party. Hyundai shall not be permitted to cross-license any of the Intangible Assets except where such cross-license is required by Hyundai in order for Hyundai to obtain a counter party cross-license from a third-party who asserts its intellectual property rights against Hyundai, or threatens to initiate, or initiates a legal action against Hyundai. In all cases where Hyundai grants such a third-party cross-license to the Intangible Assets, Hyundai shall ensure that the grant of such license shall not in any manner impair the rights of DVS under this Agreement. Further, in connection with any such cross-license granted by Hyundai, Hyundai shall obtain a written agreement from the cross-licensee that such cross-licensee shall not use the licensed property to compete with DVS or its subsidiaries, including, without limitation, DVS-Korea. Hyundai shall provide both DVS and DVS-Korea with 30 days prior written notice of any proprosed cross-license by Hyundai of any of the Intangible Assets.

      (b) Sale of Tangible Assets; Assumption of Liabilities.  Subject to the
          --------------------------------------------------
terms and conditions of this Agreement, at the closing of the sale of the Tangible Assets (the "Asset Closing"), Hyundai will sell, convey, assign and transfer the Tangible Assets to DVS-Korea, and DVS-Korea will purchase the Tangible Assets from Hyundai for $1,000,000 (United States Dollars) in cash. The Tangible Assets shall be free and clear of all liens, claims, and other liabilities, and shall include the following:

          (i) all of the tangible personal property owned, leased, operated or held by Hyundai in connection with the DVD-ROM Business, including, but not limited to, fixed assets, equipment, tooling, inventory, spare parts, manuals and other such tangible personal property (a complete listing of such tangible assets shall be provided to DVS as soon as practicable after this Agreement is signed by DVS and Hyundai, and shall be attached hereto as Schedule 1.2(b)(i))
                                                           ------------------
and all books and records relating to the DVD-ROM Business.

          (ii) all of the benefits and obligations of Hyundai's supply contracts, pending sales, and customer database related to the DVD-ROM Business, with a complete listing of the foregoing contracts, including those with Shin Heung, Matshushita and Dong-Ah SMT (the "Contracts") (a complete listing of such Contracts shall be provided to DVS as soon as practicable after this Agreement is signed by DVS and Hyundai, and shall be attached hereto as Schedule
                                                              --------
1.2(b)(ii)); and
----------

          (iii) all of Hyundai's rights to operate the DVD-ROM Business, including all licenses, consents, certificates, authorizations and privileges (a complete listing of such material licenses, consents, certificates, authorizations and privileges shall be provided to DVS as soon as practicable after this Agreement is signed by DVS and Hyundai, and shall be attached hereto as Schedule 1.2(b)(iii)).
   --------------------

                                       2.

     (c) Other Transactions.  In connection with the sale of the Assets to DVS:
         ------------------

         (i) Hyundai will grant to DVS-Korea the exclusive right to use the Hyundai name and logo in connection with the marketing and sale of DVD-ROM, DVD-RAM, CD-R and CD-RW products of DVS and DVS-Korea in the United States, Canada, Europe and China for a period of one year from the IP Closing Date (as defined below). DVS-Korea may use the Hyundai name and logo alone only: (A) if required in order to satisfy the requirements of certain suppliers and governmental regulatory agencies, and (B) on the existing 450 units of product made by the DVD-ROM Business and containing the Hyundai name and logo. In all other cases, DVS shall only use the Hyundai name and logo in conjunction with the DVS name and logo. Hyundai shall have the right to approve the manner in which the Hyundai name and logo are applied to products, packaging and marketing materials. DVS shall give Hyundai 30 days in which to review any new application of the Hyundai name and logo and if Hyundai does not notify DVS within such 30 day-period that a proposed use is not acceptable, then DVS shall have the right to apply the Hyundai name and logo in the manner proposed. Hyundai shall not unreasonably reject any proposed use of its name and logo by DVS for the purpose described in this Section 1.2(c). Notwithstanding any use of the Hyundai name and logo by DVS-Korea, DVS and/or DVS-Korea shall be liable to their respective customers or end-users for any defective products, customer service and support, and damages or costs associated therewith.

         (ii) grant to DVS the right to exclusively use, for a rental fee of 2,000,000 Korean Won per month, the current 10,000 square-foot Hyundai DVD-ROM facility (the "Facility") for a period of six months from the later to occur of the IP Closing Date and the Asset Closing Date (as defined below) for final assembly and testing of DVD ROM drives; and

         (iii) grant to DVS a five-year worldwide license for all Hyundai DVD-video intellectual property, including, without limitation, navigator software based upon certain chip sets of C-Cube and Matshushita, for a royalty fee to be negotiated in good faith.

     (d) Taxes.  Hyundai shall be responsible for all taxes and fees related to
         -----
the transfer of the Assets customary for a seller under the laws of Korea, and each of DVS or DVS-Korea, as the case may be, shall be responsible for all taxes and fees related to the transfer of the Assets customary for a buyer under the laws of Korea.

     (e) Liabilities.  Except as otherwise expressly set forth herein, DVS shall
         -----------
not assume any liabilities of or relating to Hyundai, the Assets, or the DVD-ROM Business.

     (f) Consents, Other Approvals, Etc..  Notwithstanding anything in this
         -------------------------------
Agreement to the contrary, DVS and Hyundai acknowledge and agree that certain laboratory approvals will be required by DVS-Korea in order to manufacture products. In addition, DVS and Hyundai acknowledge and agree that in order for Matshushita to sell certain components to DVS-Korea rather than to Hyundai, Matshushita will be required to obtain an approval from the Japanese Ministry of Commerce. During the time that such consents and approvals are being obtained (the "Interim Period"), Hyundai agrees to take those actions and perform those services necessary to ensure that: (i) DVS-Korea has a sufficient supply of all components required from Matshushita in connection

                                       3.

with the DVD-ROM Business, and (ii) products sold by DVS-Korea contain necessary certifications, whether governmental or otherwise. Hyundai agrees that it shall enter into a subcontracting agreement pursuant to which it shall take such actions and perform such services (the "Subcontracting Agreement"), in form and substance to be negotiated in good faith by DVS and Hyundai as soon as practicable after the signing of this Agreement.

     1.2  Consideration.
          -------------

          (a)  Payments at Closings.
               --------------------

               (i) In consideration of the license by Hyundai of the Intangible Assets to DVS, DVS at the IP Closing shall issue to Hyundai 2,000,000 shares of Common Stock.

               (ii) In consideration of the transfer by Hyundai of the Tangible Assets to DVS-Korea, DVS-Korea at the Asset Closing shall pay to Hyundai $1,000,000 (United States Dollars) by wire transfer or certified check, and DVS-Korea shall assume the liabilities under Sections 1.4(c) and 1.5 hereof accrued through the Asset Closing Date (as defined below).

               (iii) The offer and sale of the Common Stock issued to Hyundai hereunder has not been registered under the United States Securities Act of 1933, as amended (the "Securities Act"). Such Common Stock must be held by Hyundai until such Common Stock is registered pursuant to an effective registration statement under the Securities Act and all applicable state securities laws or any state of the United States, as provided for in Section
8.5 hereof.

               (iv) Hyundai agrees not to sell or otherwise transfer the Common Stock for a period of 180 days from and after the Asset Closing Date (as defined below). After the expiration of such 180 day period and subject to Section 1.2(a)(iii) hereof, Hyundai shall be entitled to transfer or sell all of such then existing shares of Common Stock (as may be adjusted for stock splits or dividends).

     1.3  Closings. (a) The IP Closing will take place at the offices of
          --------
Hyundai, Seoul, Korea, at 10:00 a.m. (local time) on the business day following the date which is the last to occur of ten days following the date all required consents and approvals, if any, have been received and 30 days following the signing of this Agreement, or at such other time and place as the parties may agree (the "IP Closing Date"). Each party shall use its best efforts to ensure that it obtains all required consents and approvals, if any, in a timely manner.

                                       4.

          (b) The Asset Closing will take place at the offices of Hyundai, Seoul, Korea, at 10:00 a.m. (local time) on the business day following the date which is the last to occur of ten days following the date all required consents and approvals, if any, have been received and 30 days following the signing of this Agreement, or at such other time and place as the parties may agree (the "Asset Closing Date," and together with the IP Closing Date, the "Closing Dates"). Each party shall use its best efforts to ensure that it obtains all required consents and approvals, if any, in a timely manner.

Provided that all required consents and approvals have been obtained and all applicable closing conditions have been met, the IP Closing and the Asset Closing may occur concurrently, but nothing herein shall require the Closings to occur concurrently. This Agreement shall be terminable as provided in Section
12.1 hereof.

     1.4  Closing Obligations.  At each Closing, as applicable, DVS and Hyundai
          -------------------
shall take the following actions, in addition to such other actions as may otherwise be required under this Agreement:

          (a) Conveyance Instruments.  Hyundai shall deliver to DVS such
              ----------------------
warranty deeds, bills of sale, assignments, and other instruments of conveyance and transfer as DVS may reasonably request to effect the assignment to DVS of the Assets.

          (b) Delivery of Stock.  DVS shall deliver to Hyundai share
              -----------------
certificates duly endorsed for transfer to Hyundai representing 2,000,000 shares of DVS's issued and outstanding Common Stock.

          (c) Assumption Agreement and Bill of Sale.  Each party shall execute
              -------------------------------------
and deliver an Assumption Agreement and Bill of Sale in the form of Exhibit A hereto.

          (d) Certificates.  Each party shall deliver the certificates as to the
              ------------
accuracy of the representations and warranties contained herein, the compliance with the covenants and agreements contained herein, and the satisfaction of the conditions to the applicable Closing contained herein.

     1.5  Post-Closing Obligations To Be Assumed By DVS.  DVS agrees that it
          ---------------------------------------------
will assume and will pay, perform and discharge all obligations of the DVD-ROM Business that are specifically assumed by DVS in connection with each Closing as provided herein or that arise from the conduct of the DVD-ROM Business after the applicable Closing Date when the same become due or are required to be performed or discharged.

     1.6  Post-Closing Obligations To Be Paid By Hyundai.  Hyundai agrees that
          ----------------------------------------------
it will be solely liable for and shall pay, perform and discharge all obligations of the DVD-ROM Business (including any contingent liabilities relating to the conduct of the DVD-ROM Business prior to the applicable Closing) that are not specifically assumed by DVS as provided herein that relate to the conduct of the DVD-ROM Business prior to the applicable Closing Date when the same become due or are required to be performed or discharged.

                                       5.

                                 ARTICLE 2

                   REPRESENTATIONS AND WARRANTIES OF HYUNDAI

          Hyundai hereby represents and warrants to DVS as follows:

          2.1  Organization.   Hyundai is a company duly organized, validly
               ------------
existing and in good standing under the laws of Korea with the power and authority to conduct its business and to own and lease its properties and assets (including the Assets) and, as to the conduct of the DVD-ROM Business and the use and ownership of the Assets specifically, is duly qualified or licensed to do business and is in good standing as a foreign corporation in any jurisdictions in which it does business.

          2.2  Power and Authority.  Hyundai has the power and authority to
               -------------------
execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, has taken all necessary company action (including obtaining the approval of its board of directors) to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and the other agreements and instruments to be executed and delivered by Hyundai in connection with the transactions contemplated hereby when executed and delivered shall be, the legal, valid, and binding obligations of Hyundai, enforceable in accordance with their terms.

          2.3  No Conflict.  Neither the execution and delivery of this
               -----------
Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby, nor the consummation, of the transactions contemplated hereby or thereby, will violate or conflict with: (a) except insofar as required consents are to be procured prior to the applicable Closing, any federal, state, or local law, regulation, ordinance, zoning requirement, governmental restriction, order, judgment or decree applicable to Hyundai, the DVD-ROM Business, or the Assets; (b) any provision of any charter, bylaw or other governing or organizational instruments of Hyundai; or (c) except insofar as consents are to be procured prior to the applicable Closing, any mortgage, indenture, license, instruments trust, contract, agreement, or other commitment or arrangement to which Hyundai is a party or by which Hyundai or any of the Assets is bound.

          2.4  Required Government Consents.  Except for the filing and/or
               ----------------------------
recording of deeds and other instruments of conveyance, transfer, or assignment required by copyright, patent, or trademark laws or the laws of the jurisdictions in which the Assets are located, to occur upon applicable Closing and except as otherwise set forth herein, no approval, authorization, certification, consent, variance, permission, license, or permit to or from, or notice, filing, or recording to or with, federal, state, or local governmental authorities is necessary for the execution and delivery of this Agreement and other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by Hyundai or the consummation by Hyundai of the transactions contemplated hereby or thereby, or the ownership and use of the Assets and the conduct of the related business (including by DVS or DVS-Korea, as the case may be).

                                       6.

          2.5  Required Contract Consents.  Except as set forth in Schedule 2.5,
               --------------------------                          ------------
(such scheduled items shall be referred to herein as the "Required Contract Consents," and such schedule shall be provided to DVS as soon as practicable after this Agreement is signed by DVS and Hyundai, and attached hereto), no approval, authorization, consent, license, permission, or waiver to or from, or notice, filing, or recording to or with, any person is necessary for: (a) the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by Hyundai or the consummation by Hyundai of the transactions contemplated hereby; (b) the transfer and assignment to DVS at the Asset Closing of the Contracts; or (c) the ownership and use of the Assets and the conduct of the DVD-ROM Business (including by DVS or DVS-Korea, as the case may be).

          2.6  Title to Assets; Sufficiency, etc.  Hyundai has good and
               ----------------------------------
marketable title to, or a valid leasehold interest in, all of the Assets, free and clear of all liens, claims, encumbrances, security interests or other restrictions on transfer, except for properties and assets disposed of in the ordinary course of business since the date of the most recent balance sheet provided by Hyundai to DVS. The Assets are sufficient to conduct the DVD-ROM Business as presently conducted and as presently proposed to be conducted in the Hyundai Business Plan dated April 1998 which was provided to DVS by Hyundai (the "Business Plan"). Hyundai owns or leases all buildings (including the Facility), machinery, equipment, and other tangible assets necessary for the conduct of the DVD-ROM Business as presently conducted and as presently proposed to be conducted and the Facility has a current capacity of not less than 50,000 units per month (approximately 600,000 units per year).

          2.7  Title to Intellectual Property.
               ------------------------------

               (a) Subject to Section 1.1(a)(ii), DVS shall receive an exclusive license the Proprietary Technology at the IP Closing, free and clear of all liens, encumbrances or licenses (except as set forth on Schedule 1.1(a);
                                                               ---------------

               (b) Except as set forth on Schedule 1.1(a) hereto, Hyundai owns
                                          ---------------
or will own on the IP Closing Date all of the Proprietary Technology. The Proprietary Technology is sufficient for the operation of the DVD-ROM Business as presently conducted and as presently proposed to be conducted in the Business Plan. Each item of Proprietary Technology owned by Hyundai for or in connection with the DVD-ROM Business immediately prior to the IP Closing Date will be subject to an exclusive license by DVS immediately subsequent to the IP Closing Date. Hyundai has taken all necessary and desirable action to maintain and protect each item of Proprietary Technology that it owns in connection with the DVD-ROM Business.

               (c) The use of the Assets and conduct of the DVD-ROM Business does not interfere with, infringe upon, misappropriate, or otherwise come into conflict with any proprietary technology rights of third parties, and Hyundai has never received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Hyundai must license or refrain from using any proprietary technology rights of any third party) in connection with the conduct of the DVD-ROM Business. To the

                                       7.

knowledge of Hyundai, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Technology rights of Hyundai.

          (d) Hyundai has delivered to DVS correct and complete copies of all items of Proprietary Technology listed in Schedule 1.1(a). With respect to each
                                          ---------------
item of Proprietary Technology required to be identified in Schedule 1.1(a):
                                                            ---------------

               (i) Hyundai possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

               (ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the knowledge of Hyundai, is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

               (iv) Hyundai has never agreed to indemnify any person (other than its customers) for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

     2.8  Financial Statements.  Hyundai shall provide DVS, no later than
          --------------------
three business days prior to the earlier to occur of the IP Closing Date and the Asset Closing Date, a balance sheet as of April 30, 1998. Such balance sheet, including the notes thereto, if any, will properly reflect all assets and liabilities as then in existence.

     2.9  Conduct of Business.
          -------------------

          (a)  Ordinary Course of Business: No Removal or Disposal of Assets.
               -------------------------------------------------------------
Since April 30, 1998, Hyundai has operated the DVD-ROM Business in an ordinary course consistent with past practices, and has not removed or disposed of any assets that were assets of the DVD-ROM Business as of April 30, 1998, except in the ordinary course.

          (b)  No Material Adverse Change.  Since April 30, 1998, there has been
               --------------------------
no material adverse change in the DVD-ROM Business or the Assets or in the financial condition, operations, or prospects of the DVD-ROM Business.

          (c)  Absence of Particular Events.  Since April 30, 1998 Hyundai has
               ----------------------------
not: (i) suffered any damage or destruction adversely affecting the DVD-ROM Business or involving the Assets in the amount of $15,000 (United States Dollars) in any one instance; (ii) incurred any liability or obligation relating to the DVD-ROM Business other than in the ordinary course consistent with past practice; (iii) made any change in any method, practice, or principle of accounting involving the DVD-ROM Business or the Assets; or (iv) paid, loaned, or advanced any material monetary amount or other asset to, or sold, transferred, or leased any asset to, any employee involved in the DVD-ROM Business except for normal compensation involving salary and benefits.

                                       8.

          (d)  Absence of Joint Ventures, etc.  Hyundai is not a party to any
               -------------------------------
joint venture or other similar agreement or arrangement that involves any sharing of profits of the DVD-ROM Business or the Assets or is similar to or competitive with the DVD-ROM Business.

     2.10  Major Vendors and Strategic Relationships.  Schedule 2.11 lists
           -----------------------------------------   -------------
each licensor, developer, and supplier of property or services to, and each licensee, end-user, or customer of, the DVD-ROM Business, to whom Hyundai paid or billed in the aggregate $10,000 (United States Dollars) or more during the twelve-month period ended April 30, 1998, together with, in each case, the amount paid or billed during such period. In addition Schedule 2.11 lists each
                                                       -------------
strategic relationship which the DVD-ROM Business maintains (Schedule 2.11 shall
                                                             -------------
be provided to DVS as soon as practicable after this Agreement is signed by DVS and Hyundai, and attached hereto). To the best knowledge of Hyundai, there is no reason why the relationship with any such person or entity might not be continued by DVS, after its acquisition of the DVD-ROM Business, indefinitely at least at substantially the same level of business and on substantially the same terms as Hyundai experienced during the twelve-month period preceding the later to occur of the IP Closing and the Asset Closing.

     2.11  Litigation.  No claim, action, suit, proceeding, inquiry, hearing,
           ----------
arbitration, administrative proceeding, or investigation (collectively, "Litigation") is pending, or, to Hyundai's best knowledge threatened against Hyundai, its present or former directors, officers, or employees, or any party to any contract, affecting, involving, or relating to the DVD-ROM Business or any of the Assets. Hyundai knows of no facts that could reasonably be expected to serve as the basis for litigation against itself (or DVS upon acquisition of the DVD-ROM Business), its present or former directors, officers, or employees affecting, involving, or relating to the DVD-ROM Business or the Assets.

     2.12  Personnel and Compensation.  Hyundai shall have delivered to DVS
           --------------------------
prior to Asset Closing a due and complete list of the names and current compensation levels of: (a) all salaried, annual or other employees materially involved in the DVD-ROM Business; and (b) all consultants involved in the DVD-ROM Business.

     2.13  No Liability for Terminated Employees.  DVS shall not incur any
           -------------------------------------
liability in connection with the termination by Hyundai of any employees in connection with the sale of the Assets, including, without limitation, any fees, costs or expenses described in Section 9.1(a) hereof and those relating to or in connection with any threatened or actual claims or litigation relating to such termination or to DVS's determination, in its sole discretion, to not employ any such terminated employees.

     2.14  Inventory.  The inventory of the DVD-ROM Business consists of raw
           ---------
materials and supplies, manufactured and purchased parts, finished goods and working prototypes.

     2.15  Contracts.  Hyundai has delivered to DVS a correct and complete
           ---------
copy of each Contract (as amended to date) listed on Schedule 1.2(a)(iii).  With
                                                     --------------------
respect to each Contract: (i) the Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) except as otherwise expressly stated herein, the Contract will continue to be legal, valid, binding, enforceable, and in

                                       9.

full force and effect on identical terms following the consummation of the transactions contemplated hereby (subject to the assignments and assumptions provided for in this Agreement); (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (iv) no party has repudiated any provision of the Contract.

     2.16  Employees.  With respect to the DVD-ROM Business, Hyundai:  (a) is
           ---------
not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes; and (b) is not a party to any employment agreement with any officer, director or employee (other than as set forth on
Schedule 6.9) hereto).
-------------

     2.17  Environmental, Health and Safety Matters.  (a) Hyundai has obtained
           ----------------------------------------
and complied with, and is in compliance with, all material permits, licenses and other authorizations that are required pursuant to environmental, health, and safety laws, rules and regulations for the occupation of its facilities and the operation of the DVD-ROM Business, all of which are listed on Schedule
                                                              --------
1.2(a)(ii) hereto.
----------

          (b) Hyundai has not received any written or oral notice, report or other information regarding any actual or alleged material violation of any environmental, health, and safety regulations, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under environmental, health, and safety laws, rules and regulations in connection with the DVD-ROM Business.

     2.18  Investment.  Hyundai understands that the Common Stock issued to
           ----------
Hyundai pursuant to this Agreement has not been registered and will not be registered for approximately 180 days following the later to occur of the IP Closing and the Asset Closing. Until the registration of the Common Stock has been effected, Hyundai agrees and acknowledges that it will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any shares of the Common Stock.

     2.19  Broker's or Finder's Fees. Hyundai has not authorized any person to
           -------------------------
act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement in any manner that may or will impose liability on DVS.

     2.20  Export and Sale of DVD Products.  Hyundai knows of no facts that
           -------------------------------
would impair the ability of DVS or DVS-Korea to export substantially all of the products of the DVD-ROM Business and to sell such products outside of Korea. Hyundai has obtained all licenses and permits necessary for the DVD-ROM Business to export and sell products outside of Korea and has transferred all such licenses and permits to DVS pursuant to this Agreement. All such licenses and permits are listed on Schedule 1.2(a)(iii).
                      --------------------

                                      10.

          2.21  Business Plan.  The information contained in the Business Plan
                -------------
is complete, current and accurate. The Business Plan does not any untrue statement and does not omit to state any fact necessary to make the statements therein not misleading.

          2.22  Disclosure.  No representation, warranty, or statement made by
                ----------
Hyundai in this Agreement or in any document or certificate furnished or to be furnished to DVS pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading. Hyundai has disclosed to DVS all facts known or reasonably available to Hyundai that are material to the financial condition, operation, or prospects of the DVD-ROM Business and the Assets.

          2.23  Truth at Closings.  All of:  (a) the representations,
                -----------------
warranties, and agreements of Hyundai contained in this Article 2 and (b) the representations, warranties and agreements of Hyundai contained in the Schedules and Exhibits attached hereto shall be true and correct and in full force and effect on and as of each of the Closing Dates.

                                   ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF DVS

          DVS hereby represents and warrants to Hyundai as follows:

          3.1  Organization.  DVS is a corporation validly existing and in good
               ------------
standing under the laws of the State of Delaware with the corporate power and authority to conduct its business and to own and lease its properties and assets. DVS is duly qualified or licensed to do business and is in good standing as a foreign corporation in each state in which the failure to be so qualified or licensed would have a material adverse effect on its financial condition or operations.

          3.2  Power and Authority.  DVS has the power and authority to execute,
               -------------------
deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and thereby, and, other than obtaining the requisite shareholder approval, DVS has taken all necessary corporate action to authorize the execution and delivery of this Agreement and such other agreements and instruments and the consummation of the transactions contemplated hereby and thereby. This Agreement is, and, when such other agreements and instruments are executed and delivered, the other agreements and instruments to be executed and delivered by DVS in connection with the transactions contemplated hereby and thereby shall be, the legal, valid, and binding obligation of DVS, enforceable in accordance with their terms.

          3.3  Broker's or Finder's Fees.  DVS has not authorized any person to
               -------------------------
act as broker, finder, or in any other similar capacity in connection with the transactions contemplated by this Agreement.

          3.4  No Conflict.  Neither the execution and delivery by DVS of this
               -----------
Agreement and of the other agreements and instruments to be executed and delivered by DVS in connection with the

                                      11.

transactions contemplated hereby or thereby, nor the consummation by DVS of the transactions contemplated hereby or thereby will violate or conflict with: (a) any federal, state, or local law, regulation, ordinance, governmental restriction, order, judgment or decree applicable to DVS; or (b) any provision of any charter, bylaw, or other governing or organizational instrument of DVS.

          3.5  Required Contract Consents.  No approval, authorization, consent,
               --------------------------
permission, or waiver to or from, or notice, or recording to or with, any person is necessary for the execution and delivery of this Agreement and the other agreements and instruments to be executed and delivered in connection with the transactions contemplated hereby or thereby by DVS or the consummation by DVS of the transactions contemplated hereby.

          3.6  Disclosure.  No representation, warranty, or statement made by
               ----------
DVS in this Agreement or in any document or certificate furnished or to be furnished to DVS pursuant to this Agreement contains or will contain any untrue statement or omits or will omit to state any fact necessary to make the statements contained herein or therein not misleading. DVS has disclosed to Hyundai directly or through its filings with the SEC pursuant to the Securities and Exchange Act of 1934, all facts known or reasonably available to DVS that are material to the financial condition, operation, or prospects of its business and assets.

          3.7  Share Ownership. DVS warrants that the shares transferred to
               ---------------
Hyundai hereunder are duly authorized, fully paid and non assessable and owned free and clear of any preemptive rights, liens, claims, charges or encumbrances. DVS warrants that it has only one class of common stock, there are no outstanding commitments to purchase, reacquire or redeem any of its Capital Stock nor are there any declared but unpaid dividends on such Capital Stock.

          3.8  Truth at Closing.  All of the representations, warranties, and
               ----------------
agreements of DVS contained in this Article 3 shall be true and correct and in full force and effect on and as of each of the Closing Dates.

                                   ARTICLE 4

                   CONDUCT OF THE BUSINESS PRIOR TO CLOSINGS

          4.1  Course of Business.  Prior to each of the Closing Dates, Hyundai
               ------------------
shall conduct the DVD-ROM Business diligently and substantially in the same manner heretofore conducted, and Hyundai shall not institute any new methods of accounting or operation or engage in any transaction or activity, enter into any agreement, or make any commitment, except in the ordinary course of such business and consistent with past practice, and except as would not reasonably be expected to have a material adverse effect on the DVD-ROM Business.

          4.2  Prohibited Actions.  Until after both Closings, in no event,
               ------------------
without the prior written consent of the other party, shall Hyundai:

               (a)  Liens.  Permit any of its assets to be subjected to any
                    -----
mortgage, pledge, lien, or encumbrance.

                                      12.

          (b) Disposition of Assets.  Waive any claims or rights of substantial
              ---------------------
value respecting their assets, or sell, transfer, or otherwise dispose of any of their assets, except in the ordinary course of business and consistent with past practice.

          (c) Licenses.  Other than in the ordinary course of its licensing
              --------
activities and consistent with past practice, dispose of, license, or permit to lapse any rights in any intellectual property.

          (d) Increases in Compensation.  Increase the compensation of officers,
              -------------------------
employees, or consultants with respect to the DVD-ROM Business.

                                   ARTICLE 5

                COVENANTS OF HYUNDAI AND DVS PRIOR TO CLOSINGS

     5.1  Access.  From the date of this Agreement to each of the Closing Dates,
          ------
Hyundai shall: (a) provide DVS with such information as DVS may from time to time reasonably request with respect to the DVD-ROM Business and the transactions contemplated by this Agreement; (b) provide DVS and its officers, counsel, and other authorized representatives access during regular business hours and upon reasonable notice to its books, records, and offices, as DVS may from time to time reasonably request; and (c) permit DVS to make such inspections thereof as it may reasonably request. Any investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the DVD-ROM Business.

     5.2  Updating of Information.  From the date of this Agreement to each of
          -----------------------
the Closing Dates, Hyundai shall deliver revised or supplementary Schedules to this Agreement, containing accurate information as of the applicable Closing Date, in order to enable DVS to confirm the accuracy of its representations and warranties and otherwise to give full effect to the provisions of this Agreement. Delivery of revised Schedules by Hyundai shall not reduce or impair any of the rights that any party may have under Article 6 hereof.

     5.3  Negotiations with Third Parties.  Hyundai shall not, directly or
          --------------------------------
indirectly, engage in sale discussions with any potential third party buyers for any of the Assets (whether or not solicited by Hyundai) unless DVS and Hyundai mutually agree to terminate this Agreement.

     5.4  Strategic Relationship.  Hyundai shall use its best efforts to
          -----------------------
facilitate the introduction of DVS to Matshushita prior to the earlier to occur of the IP Closing and the Asset Closing, and to ensure the continuity of Hyundai's current relationship with Matshushita with respect to the DVD-ROM Business following its acquisition by DVS.

                                      13.

                                   ARTICLE 6

                      CONDITIONS TO HYUNDAI'S OBLIGATIONS

          Each of the obligations of Hyundai to be performed hereunder shall be subject to the satisfaction (or waiver by Hyundai) at or prior to each Closing Date of each of the following conditions:

          6.1  Representations and Warranties True at Closing Date.  DVS's
               ---------------------------------------------------
representations and warranties contained in this Agreement shall be true on and as of the applicable Closing Date with the same force and effect as though made on and as of such date; DVS shall have complied with the covenants and agreements set forth herein to be performed by it on or before such Closing Date; and DVS shall have delivered to Hyundai a certificate dated at such Closing Date and signed by a duly authorized officer of DVS to all such warrants.

          6.2  Litigation.  No Litigation shall be threatened or pending against
               ----------
DVS or Hyundai before any court or governmental agency that, in the reasonable opinion of counsel for Hyundai, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

          6.3  Documents Satisfactory in Form and Substance.  All agreements,
               --------------------------------------------
certificates, and other documents delivered by DVS to Hyundai hereunder shall be in form and substance satisfactory to counsel for Hyundai, in the exercise of such counsel's reasonable judgment.

          6.4  Consents.  All required consents shall have been obtained.
               --------

          6.5  Investigations.  Neither any investigation of DVS by Hyundai, nor
               --------------
the Schedules hereto, nor any other document delivered to Hyundai as contemplated by this Agreement, shall have revealed any facts or circumstances that, in the good faith judgment of Hyundai, reflect in a material adverse way on the business, operations, or prospects of the DVS and its business.

          6.6  No Material Adverse Change.  From the date of this Agreement
               --------------------------
until each Closing Date, DVS shall not have suffered any material adverse change (whether or not such change is referred to or described in any supplement to the Schedules), or the financial condition, operations, or prospects of DVS's business.

          6.7  Opinion of Counsel.  At the earlier to occur of the IP Closing
               ------------------
and the Asset Closing, Hyundai shall have received an opinion of Troy & Gould, counsel to DVS, in form and substance reasonably satisfactory to Hyundai and its counsel and covering the matters to be agreed upon in good faith by DVS and its counsel and Hyundai as soon as practicable after the signing of this Agreement.

          6.8  Formation of DVS Korea. DVS shall have formed, or caused to be
               -----------------------
formed, DVS-Korea to hold the Tangible Assets and to conduct the DVD-ROM
Business.

                                      14.

          6.9  Hiring of DVD-ROM Product Development Team.  DVS shall use its
               -------------------------------------------
reasonable best efforts to cause DVS-Korea to employ Hyundai's DVD-ROM product development team, which consists of approximately 38 engineers and managers whose names are set forth on Schedule 6.9 (such schedule shall be provided to
                             -------------
DVS as soon as practicable after this Agreement is signed by DVS and Hyundai, and attached hereto) on terms no less favorable to DVS-Korea than those currently enjoyed by Hyundai. However, during the Interim Period, to the extent that certain employees directly involved in the manufacture and testing of DVD-ROM products are required to be employed by Hyundai to ensure that products sold by DVS-Korea contain necessary certifications, such employees shall remain employees of Hyundai and DVS-Korea shall reimburse Hyundai for their salaries. Following the termination of the Interim Period, DVS shall use its reasonable best efforts to cause such employees to become employees of DVS-Korea.

                                   ARTICLE 7

                        CONDITIONS TO DVS'S OBLIGATIONS

          Each of the obligations of DVS to be performed hereunder shall be subject to the satisfaction (or the waiver by DVS) at or prior to each Closing Date of each of the following conditions:

          7.1  Representations and Warranties True at Each Closing Date.
               --------------------------------------------------------
Hyundai's representations and warranties contained in this Agreement shall be true on and as of the applicable Closing Date with the same force and effect as though made on and as of such date; Hyundai shall have complied with the covenants and agreements set forth herein to be performed by it on or before such Closing Date; and Hyundai shall have delivered to DVS a certificate dated at such Closing Date and signed by a duly authorized officer of Hyundai to all such effects.

          7.2  Performance.  Hyundai, shall have performed and complied with all
               -----------
agreements, obligations, and conditions required by this Agreement to be performed or complied with by it on or prior to the applicable Closing.

          7.3  Investigations.  Neither any investigation of Hyundai by DVS, nor
               --------------
the Schedules hereto, nor any other document delivered to DVS as contemplated by this Agreement, shall have revealed any facts or circumstances that, in the good faith judgment of DVS, reflect in a material adverse way on the Assets or the business, operations, or prospects of the DVD-ROM Business.

          7.4  Consents.  All required consents (including all Required Contract
               --------
Consents and DVS shareholder approval) have been obtained.

          7.5  No Litigation.  No Litigation shall be threatened or pending
               -------------
against DVS or Hyundai before any court or governmental agency that, in the reasonable opinion of counsel for DVS, could result in the restraint or prohibition of any such party, or the obtaining of damages or other relief from such party, in connection with this Agreement or the consummation of the transactions contemplated hereby.

                                      15.

          7.6  No Material Adverse Change.  From the date of this Agreement
               --------------------------
until the applicable Closing Date, Hyundai shall not have suffered any material adverse change (whether or not such change is referred to or described in any supplement to the Schedules) in the financial condition, operations, or prospects of the DVD-ROM Business.

          7.7  Non-Compete Agreement.  At or prior to the earlier to occur of
               ---------------------
the IP Closing and the Asset Closing, Hyundai shall have entered into a three-year Non-Compete Agreement in substantially the form attached hereto as Exhibit B.

          7.8  Opinion of Counsel.  At each of of the IP Closing and the Asset
               ------------------
Closing, DVS shall have received an opinion of the general counsel to Hyundai, in form and substance reasonably satisfactory to DVS and its counsel and covering matters to be agreed upon by DVS and its counsel and Hyundai as soon as practicable after the signing of this Agreement.

          7.9  Condition of Tangible Assets.  To the reasonable satisfaction of
               ----------------------------
DVS, each tangible asset shall be free from defects (patent and latent), shall have been maintained in accordance with normal industry practice, shall be in good operating condition and repair (subject to normal wear and tear), and shall be suitable for the purposes for which it presently is used and presently is proposed to be used in the Business Plan.

          7.10  Hiring of DVD-ROM Product Development Team.  Hyundai shall use
                ------------------------------------------
its reasonable best efforts to enable DVS or DVS-Korea, as the case may be, to retain the services of all or substantially all of Hyundai's DVD-ROM product development team, which consists of approximately 38 engineers and managers whose names are set forth on Schedule 6.9, on terms no less favorable to DVS-
                             ------------
Korea than those currently enjoyed by Hyundai (other than those employees who will remain with Hyundai during the Interim Period).

          7.11  Subcontracting Agreement. At or prior to the earlier to occur
                ------------------------
of the IP Closing and the Asset Closing, Hyundai and DVS shall have entered into the Subcontracting Agreement.

          7.12  Fairness Opinion. At or prior to the IP Closing DVS shall have
                ----------------
entered obained a fairness opinion in form and substance reasonably satisfactory to DVS and its counsel.

                                   ARTICLE 8

                COVENANTS OF HYUNDAI AND DVS FOLLOWING CLOSINGS

          8.1  Tax Matters.
               -----------

               (a) Hyundai's Right and Responsibility for Preclosing Tax
                   -----------------------------------------------------
Matters. Hyundai shall have the right and responsibility to direct the handling
--------
of all tax matters affecting or relating to the conduct of the DVD-ROM Business prior to the later to occur of the IP Closing Date and the Asset Closing Date, including the prosecution of all administrative and judicial remedies, the settlement of all issues, and the execution of agreements, consents, or waivers, extending the statute of

                                      16.

limitations, provided that no such action, agreement, or stipulation shall have any effect on the tax position or liability of DVS, including as successor to the DVD-ROM Business.

               (b) DVS's Cooperation.  DVS shall use its reasonable efforts to
                   -----------------
provide Hyundai such assistance as it may reasonably request in connection with matters relating to taxes, including information with respect to Hyundai's preparation of any returns of taxes, any audit or other examination by any taxing authority, any judicial or administrative proceeding relating to Hyundai's liability for taxes, or any claims arising hereunder respecting the DVD-ROM Business. DVS shall retain and provide Hyundai with records or information which may be relevant to any such return, audit, examination, proceeding, or determination, and DVS shall retain all such books and records for examination so long as necessary in keeping with applicable statutes of limitations.

          8.2  Allocation of Purchase Price.  The purchase price shall be
               ----------------------------
allocated to the Assets in accordance with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended, based on mutual agreement between Hyundai and DVS, and all tax returns and reports filed or prepared by Hyundai and DVS with respect to the transactions contemplated by this Agreement shall be consistent with that allocation.

          8.3  Transfer Taxes.  Subject to 1.1(d), all sales, transfer, and
               --------------
similar taxes and fees (including all recording fees, if any) incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by Hyundai, and Hyundai shall file all necessary documentation with respect to such taxes.

          8.4  Stock Options. DVS shall, subject to obtaining the approval of
               -------------
DVS's shareholders, establish a pool of 1,000,000 shares of Common Stock (including options to be granted to Sung Hee Lee) to be available for option grants to employees of DVS-Korea.

          8.5  Registration of Common Stock. DVS shall use its best efforts to
               ----------------------------
register the Common Stock under the United States Securities Act of 1933, as amended, within 180 days following the later to occur of the IP Closing and the Asset Closing. Hyundai shall provide all information and assistance to DVS necessary to enable DVS to effect such registration of the Common Stock.

          8.6  Further Assurances.  Subject to the terms and conditions of this
               ------------------
Agreement, each party agrees to use all of its reasonable efforts to take, or cause to be taken, all actions and to do or cause to be done, all things necessary and proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including the execution and delivery of such further instruments and documents) as the other party may reasonably request.


                                   ARTICLE 9

                          CERTAIN TRANSACTION MATTERS

                                      17.

     9.1  Transition Services Provided by Hyundai; Use of Facility.
          --------------------------------------------------------

          (a) Commitment.  Hyundai shall continue to provide the Transition
              ----------
Services, as defined in Section 9.3(b) to DVS following the Closings until June 30, 1998 or such earlier time as DVS-Korea is able to secure services similar to the Transition Services provided by Hyundai.

          (b) Definition of Transition Services.  For purposes of this
              ---------------------------------
Agreement, "Transition Services" shall mean administrative support services of a nature previously rendered by the headquarters of Hyundai to the DVD-ROM Business such as the processing of payroll and insurance claims, accounting and billing, legal compliance work, clerical support, maintenance of facilities, and similar services.

          (c) Manner and Time of Performance.  Hyundai shall perform the
              ------------------------------
Transition Services with the degree of care, skill, and diligence with which it previously performed, or may continue to perform, similar services for itself or others. Hyundai will make every reasonable effort to maintain sufficient resources such that it may provide the Transition Services. Hyundai reserves the right to determine staffing and scheduling of Transition Services, and to engage contractors as needed, provided that Hyundai shall make every reasonable effort to conform to the priorities and timeframes given by DVS. Hyundai shall not be required to devote substantial time of its executives to the Transition Services such as would interfere with their other responsibilities to Hyundai. To the extent possible, DVS shall advise Hyundai in advance of its projected requirements, according to skill level of personnel and estimated worktime, and provide priorities and timeframes with respect to the urgency of completion.

          (d) Funding and Reimbursement.  As payment for the Transition
              -------------------------
Services, DVS shall reimburse Hyundai according to the fee schedule set forth in
Schedule 9.3(e).  Hyundai and DVS agree that the rates noted on such fee
---------------
schedule may change from time to time to take into account variations in accordance with actual costs. Hyundai shall invoice DVS on a monthly basis for fees accruing for Transition Services, and DVS shall remit payment in full of the invoiced amount within 30 days of receipt of Hyundai's invoice.

          (e) Records. Hyundai shall maintain complete and accurate accounting
              -------
records, in a form consistent with prior practice and standard accounting procedures, to substantiate its fees accruing for Transition Services.

          (f) Use of Facility.  Hyundai shall grant to DVS the right to
              ---------------
exclusively use, for a rental fee of 2,000,000 Korean Won per month, the Facility for a period of six months from the later to occur of the IP Closing Date and the Asset Closing Date for final assembly and testing of DVD-ROM drives.

                                      18.

                                  ARTICLE 10

                                   INDEMNITY

     10.1 Indemnification by Hyundai.  Hyundai shall indemnify, defend, and
          --------------------------
hold harmless DVS and DVS-Korea and their respective successors and assigns and the directors, officers, employees, and agents of each (collectively, the "DVS Group"), at, and at any time after, the Closings, from and against any and all demands, claim, actions, or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties (collectively, a "Loss" or "Losses"), asserted against, resulting to, imposed upon, or incurred by the DVS Group, directly or indirectly, by reason of, resulting from, or arising in connection with any of the following:

          (a) Breach or Obligation.  Any breach of any representation, warranty,
              --------------------
or agreement of Hyundai contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby.

          (b) Excluded Liabilities.  Any liabilities or obligations of any kind
              --------------------
or nature whatsoever, whether accrued, absolute, contingent or otherwise, known or unknown, arising out of or in connection with the conduct of the DVD-ROM Business or the ownership or use of the Assets prior to the applicable Closing Date, except for the liabilities specifically assumed by DVS hereunder.

          (c) Termination of Employees.  Any fees, costs or expenses incurred by
              ------------------------
DVS in connection with the termination by Hyundai of any employees in connection with the sale of the Assets and those relating to or in connection with any threatened or actual claims or litigation relating to such termination or to DVS's determination, in its sole discretion, to not employ any such terminated employees.

          (d) Incidental Matters.  To the extent not covered by the foregoing,
              ------------------
any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation and settlement amounts, together with interest and penalties, incident to the foregoing.

     10.2 Indemnification by DVS.  DVS shall indemnify, defend, and hold
          ----------------------
harmless Hyundai and its successors and assigns and the directors, officers, employees, and agents of each (collectively, the "Hyundai Group"), at, and at any time after, the Closings, from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts and including any net income tax amount associated with all such indemnification recoveries (collectively, a "Loss" or "Losses"), asserted against, resulting to, imposed upon, or incurred by the Hyundai Group, to the extent arising from any of the following:

                                      19.

           (a) Breach of Obligation.  Any breach of any representation,
               --------------------
warranty, or agreement of DVS contained in or made pursuant to this Agreement, including the agreements and other instruments contemplated hereby.

           (b) Assumed Liabilities.  Any of the liabilities assumed hereunder by
               -------------------
DVS.

           (c) Misuse of Hyundai Name.  Any liabilities arising from
               ----------------------
misrepresentation by DVS in connection with DVS's use of the Hyundai name on products and product packaging and in marketing materials of the DVD-ROM Business.

           (d) Incidental Matters.  To the extent not covered by the foregoing,
               ------------------
any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs, and expenses, including reasonable fees and expenses of counsel, other expenses of investigation, handling, and litigation, and settlement amounts, together with interest and penalties, incident to the foregoing.

     10.3  Notice of Claim.  The party entitled to indemnification hereunder
           ---------------
(the "Claimant") shall promptly deliver to the party liable for such indemnification hereunder (the "Obligor") notice in writing (the "Required Notice") of any claim for recovery under Section 10.1 or Section 10.2, specifying in reasonable detail the nature of the Loss, and, if known, the amount, or an estimate of the amount of the liability arising therefrom (the "Claim"). The Claimant shall provide to the Obligor as promptly as practicable thereafter information and documentation reasonably requested by the Obligor to support and verify the claim asserted, provided that, in so doing, it may restrict or condition any disclosure in the interest of preserving privileges of importance in any foreseeable litigation.

     10.4  Defense.  If the facts pertaining to the Loss arise out of the claim
           -------
of any third party (other than a member of the DVS Group or Hyundai Group, whichever is entitled to indemnification for such matter) available by virtue of the circumstances of the Loss, the Obligor may assume the defense or the prosecution thereof, including the employment of counsel or accountants, at its cost and expense. The Claimant shall have the right to employ counsel separate from counsel employed by the Obligor in any such action and to participate therein, but the fees and expenses of such counsel employed by the Claimant shall be at its expense. The Claimant shall have the right to determine and adopt (or, in the case of a proposal by Obligor, to approve) a settlement of such matter in its reasonable discretion, except that Claimant need not consent to any settlement that: (a) imposes any nonmonetary obligation or (b) Obligor does not agree to pay in full. The Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld. Whether or not the Obligor chooses to so defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony, and attend such conferences, discovery proceedings, hearings, trials, and appeals, as may be reasonably requested in connection therewith.

     10.5  Recovery of Attorney Fees For Frivolous Actions.  The Obligor shall
           -----------------------------------------------
be entitled to recover its reasonable out-of-pocket costs (including court costs and actual attorney fees) incurred

                                      20.

in defending any Claim brought by the Claimant on frivolous grounds or pursued for the purpose of delay or harassment. The Claimant shall be entitled to recover its reasonable out-of-pocket costs (including court costs and actual attorney fees) incurred in pursuing any Claim defended by the Obligor on frivolous grounds or opposed for the purpose of delay or harassment. A frivolous claim shall include any Claim that is not bona fide and that is not brought in good faith after consultation with counsel.

                                   ARTICLE 11

                                CONFIDENTIALITY

          11.1  Confidentiality Obligation of DVS Prior to Closings.  Until the
                ---------------------------------------------------
later to occur of the IP Closing and the Asset Closing (and, if this Agreement is terminated for any reason, for three years thereafter), DVS shall, and shall use its best efforts to cause its personnel and agents to, hold in strict confidence, not disclose to any person without the prior written consent of Hyundai, and not use in any manner except in connection with the transactions contemplated hereby, any confidential business or technical information obtained from Hyundai in connection with the transactions contemplated hereby concerning Hyundai, the DVD-ROM Business or Assets that has been designated by Hyundai as confidential. This obligation shall cease to apply to DVS upon the occurrence of later to occur of the IP Closing and the Asset Closing, provided however that confidential information concerning Hyundai's other businesses shall be kept confidential. In the event this Agreement terminates for any reason, DVS shall return to Hyundai or destroy all materials in its possession containing any such confidential information, including all copies, extracts, adaptations, and transcriptions thereof.

          11.2  Confidentiality Obligation of Hyundai Following Closings.  For a
                --------------------------------------------------------
period of three years from the date hereof, Hyundai shall, and shall use its best efforts to cause its personnel and agents to, hold in strict confidence, not disclose to any person without the prior written consent of DVS, and not use in any manner whatsoever (except as otherwise provided herein), any confidential business or technical information retraining in its possession concerning DVS's business or assets. In the event that this Agreement terminates for any reason, Hyundai shall surrender to DVS or destroy all materials remaining in its possession containing any such confidential information, including all copies, extracts, adaptations, and transcriptions thereof.

          11.3  Permitted Disclosures.  Notwithstanding Sections 11.1 and 11.2,
                ---------------------
either party may disclose confidential information (a) where necessary to any regulatory authorities or governmental agencies pursuant to legal process, (b) if required by court order or decree or (c) if required in the opinion of counsel to a party for that party to comply with SEC disclosure requirements.

          11.4  Scope of Confidential Information.  For purposes of this
                ---------------------------------
Agreement, information shall not be deemed confidential (a) if such information is available in full from public sources; (b) if such information is received from a third party not under an obligation to keep such information confidential; or (c) if die recipient can conclusively demonstrate that such information was independently developed by the recipient.

                                      21.

                                 ARTICLE 12

                         TERMINATION PRIOR TO CLOSINGS

          12.1  Termination of Agreement.  This Agreement may be terminated at
                ------------------------
any time prior to the earlier to occur of the IP Closing and the Asset Closing:

                (a) Mutual Consent.  By the mutual consent of DVS and Hyundai;
                    --------------

                (b) Deadline.  By either DVS or Hyundai without liability, if
                    --------
both Closings shall not have occurred on or before June 23, 1998 through no fault of the party seeking to terminate this Agreement; or

                (c) Material Breach.  By DVS or Hyundai in writing, without
                    ---------------
liability, if the other party shall (i) fail to perform in any material respect its agreements contained herein required to be performed by it on or prior to the applicable Closing Date or (ii) materially breach any of its representations, warranties, agreements, or covenants contained herein, provided that such failure or breach is not cured within ten days after such party has been notified of the other party's intent to terminate this Agreement pursuant hereto.

          12.2  Termination of Obligations.  Termination of this Agreement
                --------------------------
pursuant to this Article 12 shall terminate all obligations of the parties hereunder, except for the obligations set forth in Article 11 and except for any damages incurred by the non-defaulting party in the event of a termination under
Section 12.1(c) hereof.

                                   ARTICLE 13

                                 MISCELLANEOUS

          13.1  Entire Agreement.  This Agreement (including the Schedules and
                ----------------
Exhibits), and the other certificates, agreements, and other instruments to be executed and delivered by the parties in connection with the transactions contemplated hereby; constitute the sole understanding of the parties with respect to the subject matter hereof. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto.

          13.2  Parties Bound by Agreement; Successors and Assigns.  The terms,
                --------------------------------------------------
conditions, and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof.

          13.3  Counterparts.  This Agreement may be executed in one or more
                ------------
counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

                                      22.

          13.4  Headings.  The headings of the Sections and paragraphs of this
                --------
Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

          13.5  Modification and Waiver.  Any of the terms or conditions of this
                -----------------------
Agreement may be waived in writing at any time by the party that is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall he deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

          13.6  Expenses.  Hyundai and DVS shall each pay all costs and expenses
                --------
incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants, and counsel.

          13.7  Notices.  All notices, requests, demands, claims, and other
                -------
communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: when received, if personally delivered; when transmitted, if transmitted by telecopy, electronic or digital transmission method; five business days after such notice, request, demand claim or other communication is sent, if sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

          IF TO DVS TO:

          DIGITAL VIDEO SYSTEMS, INC.
          160 Knowles Drive
          Los Gatos, California USA 95032
          Attention:  Thomas R. Parkinson, President
          Fax: (408) 874-8222

          COPY TO:

          TROY & GOULD
          1801 Century Park East
          Suite 1600
          Los Angeles, California  USA 90067
          Attention:  Sanford J. Hillsberg, Esq.
          Fax: (310) 201-4746

          IF TO HYUNDAI TO:

          HYUNDAI ELECTRONICS INDUSTRIES COMPANY, LTD.
          12th Fl. Hyundai Jeonja Bldg.
          66, Jeokseon-dong Jongro-ku
          Seoul, Korea
          Attention:  Kyung H. Jee, Esq.
          Fax: (02) 733-2145, or 2146 or 2147

                                      23.

     COPY TO:

     HYUNDAI ELECTRONICS INDUSTRIES COMPANY, LTD.
     International   Finance Department, 12th Fl.
     140-2 Kye-Dong Chongro-Ku
     Seoul, Korea
     Attention: K.H. Lee
     Fax: (02) 746-8076

Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

     13.8  Bulk Sales Law.  The parties waive compliance with any bulk sales
           --------------
laws or similar laws relating to notices to creditors.

     13.9  Governing Law.  This Agreement shall be construed in accordance with
           -------------
and governed by the laws of the State of California without giving effect to the principles of conflicts of law thereof.

     13.10 Arbitration; Choice of Law.  (a)  Any dispute, controversy or claim
           --------------------------
whether based on contract, tort, statute or other legal theory (including, but not limited to, any claim of fraud or misrepresentation), arising out of or related to this Agreement, or any subsequent agreement between the parties, shall be fully and finally resolved by arbitration pursuant to this Section
13.10 and the then-current commercial rules and supervision of the American Arbitration Association (the "AAA"). The duty to arbitrate shall extend to any officer, employee, shareholder, principal, agent, trustee in bankruptcy or otherwise, affiliate, subsidiary, or guarantor of a party hereto making or defending any claim that would otherwise be arbitrable hereunder.

           (b) Prior to demanding arbitration, the parties shall first in good faith consult among appropriate officers of DVS and Hyundai, which officers shall begin promptly after one party has delivered to the other a written request for consultation in accordance with the notice provisions contained in
Section 13.7 hereof. At any time thereafter, either party may request in writing, in accordance with the notice provisions set forth in Section 13.7 hereof, that the dispute be referred to appropriate senior officers of DVS and Hyundai. Within ten business days after such request, such senior officers shall meet and attempt in good faith to resolve the dispute. Neither DVS or Hyundai shall file a demand for arbitration until 15 business days after a request is made for such meeting.

           (c) Any arbitration occurring pursuant to this Section 13.10 shall be held in San Jose, California, USA before three arbitrators, one of which shall be selected by Hyundai, one of which shall be selected by DVS and one of which shall be selected by the arbitrators selected by Hyundai

                                      24.

and DVS, respectively. The decision, and award, if any, of such arbitrators shall be final and binding upon each of DVS and Hyundai. DVS and Hyundai agree that the arbitrators shall not have the power to award punitive damages. DVS and Hyundai agree that in order to prevent irreparable harm to the party claiming harm, such arbitrators may grant temporary or permanent injunctive or other equitable relief for in order to protect the intellectual property rights of any party.

           (d) Issues of arbitrability shall be determined in accordance with any applicable federal substantive and procedural laws. All other aspects of this Agreement shall be interpreted in accordance with, and the arbitrators shall apply and be bound to follow the substantive laws of the State of California. Each party shall bear its own attorney's fees, associated with any arbitration, and the other costs and expenses of any arbitration shall be borne by each party as provided by the rules of the AAA.

           (e) Each of DVS and Hyundai agrees not to submit a dispute subject to this Section 13.10 to any federal, state, local or foreign court or arbitration association except as may be necessary to enforce the arbitration procedures of, or any award under, this Section 13.10. If court proceedings to stay litigation or compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses and attorneys' fees that are reasonably incurred by the non-opposing party.

           (f) Notwithstanding anything to the contrary in this Section 13.10, in the event of an alleged violation of a party's intellectual property rights under this Agreement, such party may seek temporary injunctive relief from any court of competent jurisdiction in the State of California, pending the appointment of an arbitration panel. The party requesting such relief shall simultaneously file a demand for arbitration of the alleged dispute, and shall request the AAA to proceed under its rules for an expedited hearing.

     13.11 Severability.  Any term or provision of this Agreement that is
           ------------
invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation in any other jurisdiction.

     13.12 Public Announcements.  Hyundai and DVS shall consult with each other
           --------------------
before issuing any press releases or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby. Neither Hyundai nor DVS shall issue any such press release or make any public statement without the agreement of the other party, except as such party's counsel advises in writing and as may be required by law.

     13.13 Third-Party Beneficiaries.  With the exception of: (a) the parties
           -------------------------
to this Agreement and (b) the DVS Group and the Hyundai Group with respect to the matters inuring to their benefit under Article 10, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

                                      25.

     13.14 "Including."  Words of inclusion shall not be construed as terms of
            ---------
limitation herein, so that references to "included" matters shall be regarded as nonexclusive, noncharacterizing illustrations.

     13.15 References.  Whenever reference is made in this Agreement to any
           ----------
Article, Section, Schedule, or Exhibit, such reference shall be deemed to apply to the specified Article or Section of this Agreement or the specified Schedule or Exhibit to this Agreement.

     13.16 Survival of Agreements.  All covenants, agreements, representations,
           ----------------------
and warranties made herein shall survive the execution and delivery of this Agreement and the Closings.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf on the date indicated.


DIGITAL VIDEO SYSTEMS, INC.

By: /s/ Thomas R. Parkinson
   -----------------------------
Title:  President and COO

Date:   5-8-98

[Corporate seal]



HYUNDAI ELECTRONICS INDUSTRIES COMPANY, LTD.

By: /s/ Youn Huh
   -----------------------------
Title:  Senior Vice President

Date:   May 8, 1998


[Company seal]

                                      26.

                                     INDEX

SCHEDULES

Schedule 1.1(a)         -      Proprietary Technology
Schedule 1.2(b)(i)      -      Tangible Assets
Schedule 1.2(b)(ii)     -      Contracts
Schedule 1.2(b)(iii)    -      Licenses, Permits, etc.
Schedule 2.5            -      Required Contract Consents
Schedule 2.11           -      Major Vendors and Strategic Relationships
Schedule 6.9            -      Employees
Schedule 9.3(e)         -      Transition Services Fees


EXHIBITS

Exhibit A    -  Assumption Agreement and Bill of Sale
Exhibit B    -  Non-Compete Agreement

                                      27.